Exhibit 99.1
PRESS RELEASE	5700 Las Positas Road Livermore, California 94551 925-606-9200

FOR RELEASE JANUARY 5, 2021

McGrath RentCorp Announces

Smita Conjeevaram Elected to Board

LIVERMORE, CA – January 5, 2021 – McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business-to-business rental company, today announced the appointment of Smita Conjeevaram to the Company’s Board of Directors.

Ron Zech, Chairman of McGrath RentCorp’s Board stated: “We are very pleased to welcome Smita to our Board. She is not only an accomplished leader with an extensive background as an executive in finance, she also has a global perspective and track-record of success in guiding companies through significant growth, and building scalable infrastructures, controls, and technology.  Smita’s experience and perspective will be a valuable complement to McGrath RentCorp’s Board.”

Ms. Conjeevaram previously served for close to 15 years as a Chief Financial Officer at various companies. She served as Chief Financial Officer-Credit Hedge Funds & Deputy Chief Financial Officer-Credit Funds for Fortress Investment Group, LLC.  She also served as Chief Financial Officer for Everquest Financial, LLC, for Strategic Value Partners, LLC, for ESL Investments, Inc., and for Sentinel Advisors, LLC.  She is a CPA with experience at Price Waterhouse as Manager, International Tax - Financial Services Group and at Ernst & Young as Senior, General Tax.  An experienced independent director and audit committee member, Ms. Conjeevaram serves on the board of $15B SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a fintech company serving asset managers, insurance companies, banks, corporate treasuries, hedge funds, and government agencies among others.

Ms. Conjeevaram has a B.S., Accounting and Business Administration, Magna Cum Laude, from Butler University, Indianapolis, Indiana and a B.A. Economics from Ethiraj College, Madras, India.

About McGrath RentCorp

Founded in 1979, McGrath RentCorp (Nasdaq: MGRC) is a diversified business-to-business rental company providing modular buildings, electronic test equipment, portable storage and tank containment solutions across the United States and other select North American regions.  The Company’s rental operations consist of four divisions: Mobile Modular rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs; TRS-RenTelco rents and sells electronic test equipment; Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids; and Mobile Modular Portable Storage provides portable storage rental solutions.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Modular Buildings – www.mobilemodular.com

Electronic Test Equipment – www.trsrentelco.com

Tanks and Boxes – www.adlertankrentals.com

Portable Storage – www.mobilemodularcontainers.com

School Facilities Manufacturing – www.enviroplex.com

CONTACT:

Keith E. Pratt

EVP & Chief Financial Officer

92-606-9200